UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549
____________________

FORM 8-K

CURRENT REPORT
 Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  November 8, 2016

EMERGENT BIOSOLUTIONS INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-33137	14-1902018
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Professional Drive, Suite 400, Gaithersburg, Maryland	20879
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code:  (240) 631-3200

Not applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 8, 2016, the Board of Directors of Emergent BioSolutions Inc. approved an increase in the size of the Board from 8 to 9 directors and appointed Kathryn C. Zoon, Ph.D. as a Class I director of the company, with an initial term expiring at the 2017 annual meeting of stockholders.

The Board also appointed Dr. Zoon as a member of both its Scientific Review Committee and Strategic Operations Committee.  Dr. Zoon was not selected pursuant to any arrangement or understanding with any other person. There are no transactions in which the company is a party and in which Dr. Zoon has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

In connection with her appointment to the Board, and pursuant to the company's Amended and Restated 2006 Stock Incentive Plan, as amended, the company granted Dr. Zoon an initial election equity award of $375,000 in restricted stock units. As a non-employee director, Dr. Zoon will receive compensation in accordance with the company's non-employee director compensation practices, which are summarized under the heading "Director Compensation" in the company's Definitive Proxy Statement on Schedule 14A filed with the Securities and Exchange Commission on April 8, 2016. Dr. Zoon is also expected to enter into the company's standard form of Indemnification Agreement, a form of which was filed as Exhibit 10 to the company's Current Report on Form 8-K, filed with the Securities and Exchange Commission on January 18, 2013.

Item 7.01	Regulation FD Disclosure.

On November 8, 2016, the company issued a press release regarding Dr. Zoon's appointment to the Board, a copy of which is attached as Exhibit 99 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

99           Press release, dated November 8, 2016, announcing appointment of Kathryn C. Zoon, Ph.D. as a director.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 8, 2016	EMERGENT BIOSOLUTIONS INC.
	By:	/s/ ROBERT G. KRAMER Robert G. Kramer Executive Vice President and Chief Financial Officer